Exhibit 99.1

GUILD HOLDINGS COMPANY REPORTS THIRD QUARTER 2020 RESULTS

- Delivered Record Originations of $10 Billion, Representing Year-Over-Year Growth of 41% -

- Net Revenue More Than Doubled Year-Over-Year to $564 Million -

- Net Income Increased Year-Over-Year to $182 Million -

- Adjusted Net Income More Than Tripled Year-Over-Year to $195 Million -

Third Quarter 2020 Highlights Year-over-Year

•	Closed record origination volume of $10.0 billion, a 41% increase
•	Purchase originations represented $5.0 billion or 50% of overall loan volume
•	Net revenue more than doubled to $563.5 million compared to $217.8 million
•	Significantly grew net income to $182.1 million from $8.5 million
•	Adjusted net income rose to $195.0 million from $58.6 million
•	Adjusted EBITDA more than tripled to $267.3 million from $77.1 million

Year-To-Date 2020 Highlights

•	Total funded originations of $24.6 billion, up 57% from 2019
•	Net revenue of $1.2 billion, more than doubling from 2019
•	Net income of $292.9 million, up from a loss of $38.5 million in 2019
•	Adjusted net income and Adjusted EBITDA more than tripled from 2019 to $433.3 million and $593.0 million, respectively
•	Return on equity increased to 71.3%, while adjusted return on equity increased to 105.5%

SAN DIEGO, California December 2, 2020 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of home ownership,  today announced results for the third quarter ended September 30, 2020.

“We ended the third quarter with record total loan volume and continued growth in servicing. Our origination volume grew over 41% in the quarter from the same period last year, with half of the total coming from purchase originations,” stated Mary Ann McGarry, Chief Executive Officer. “Our ongoing focus on the purchase market produces more durable volume as well as consistent margins, ultimately supporting the continued growth and profitability of our business as we build long-term value for our shareholders.”

Third Quarter Results:

•	Originated 50% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association average of 43%
•	Grew gain on sale margins on originations by 48% year-over-year to 562 bps
•	Gain on sale margins on pull through adjusted lock volume increased 36% year-over-year to 489 bps
•	Held refinance recapture in excess of 60%

 Third Quarter Financial Summary

($ amounts in millions, except per share metrics)	3Q’20	3Q’19	%∆	YTD’20	YTD’19	%∆
Total In-House Originations	$10,046.5	$7,126.4	41%	$24,605.3	$15,669.3	57%
Gain-on-Sale Margin on Originations (bps)	562	379	48%	528	381	39%
Net Revenue	$563.5	$217.8	159%	$1,167.8	$456.9	156%
Total Expenses	$317.2	$211.9	50%	$774.3	$513.4	51%
Net Income	$182.1	$8.5	2043%	$292.9	($38.5)	(861%)
Return on Equity	121.8%	9.0%	1254%	71.3%	-12.5%	(672%)
Adjusted Net Income	$195.0	$58.6	233%	$433.3	$111.3	289%
Adjusted EBITDA	$267.3	$77.1	247%	$593.0	$157.0	278%
Adjusted ROAE	130.5%	62.1%	110%	105.5%	36.1%	193%

Third Quarter Origination Segment Results

Origination segment net income more than tripled year-over-year to $287.9 from $77.7 million primarily driven by record origination volume of $10.0 billion and net revenue more than doubling year-over-year. Gain on sale margins on originations increased 48% year-over-year to 562 bps. Gain on sale margins on pull through adjusted lock volume increased 36% year-over-year to 489 bps. Total pull through adjusted lock volume in the third quarter was $11.5 billion. The segment’s expenses were $279.1 million compared to $194.0 million in the prior year quarter primarily as a result of increased variable sales team compensation and staffing aligned with the significant growth in origination volume.

($ amounts in million)	3Q’20	3Q’19	%∆	YTD’20	YTD’19	%∆
In-House Originations $	$10,046.5	$7,126.4	41%	$24,605.3	$15,669.3	57%
In-House Originations # (000’s)	36	25	38%	88	58	52%
Net revenue	$567.0	$271.7	109%	$1,303.9	$604.0	116%
Total expenses	$279.1	$194.0	44%	$693.1	$472.4	47%
Net income allocated to origination	$287.9	$77.7	271%	$610.9	$131.7	364%

Third Quarter Servicing Segment Results

Net loss attributed to the servicing segment improved by 81% to $11.7 million from a loss of $60.8 million in the prior year. The Company’s servicing portfolio serviced in-house grew 15% year-over-year to $56.4 billion, with loan servicing and other fees growing 10% to $40.2 million. The Company retained servicing rights of 93.6% of total loans sold in the third quarter 2020.

Net revenue improved to a loss of $1.4 million from a loss of $52.0 million. The fair value of the Company’s Mortgage Servicing Rights declined by $41.0 million in the third quarter 2020, compared to $91.0 million in prior year. This is typical as interest rates decrease and prepayments increase. Guild recaptured more than 60% of refinance volumes as new originations, which aligns with Guild’s business model that servicing and origination have a symbiotic relationship. Servicing expenses increased 18% year-over-year, which is partially due to the rise in expenses incurred related to the U.S. Government’s CARES Act implemented in the first half of 2020.

As of September 30, 2020, approximately 4.3% of the loans in Company’s servicing portfolio had elected the forbearance option compared to the industry average of 6.8%, as reported by the Mortgage Bankers Association.  As of October 31, 2020, approximately 3.6% of the loans in the Company’s servicing portfolio had elected the forbearance option compared to the mortgage industry’s average of 5.7%.

Servicing

($ amounts in millions)	3Q’20	3Q’19	%∆	YTD’20	YTD’19	%∆
UPB of servicing portfolio	$56,428.9	$48,911.3	15%	$56,428.9	$48,911.3	15%
# Loans serviced (000’s)	260	235	11%	260	235	11%
Loan servicing and other fees	$40.2	$36.5	10%	$116.5	$105.0	11%
Valuation adjustment to MSRs	($41.0)	($91.0)	-55%	($245.8)	($251.2)	-2%
Net revenue	($1.4)	($52.0)	-97%	($129.7)	($141.8)	-9%
Total expenses	$10.3	$8.7	18%	$29.8	$23.1	29%
Net loss allocated to servicing	($11.7)	($60.8)	-81%	($159.5)	($164.8)	-3%

Balance Sheet and Liquidity Highlights

The Company’s operating cash position was $252.3 million. The Company’s untapped loan funding capacity represented $1.1 billion, while the untapped Mortgage Servicing Rights line of credit was $92 million, based on total committed amounts.

($ amounts in million)	September 30, 2020 (Unaudited)	December 31, 2019
Cash and Cash Equivalents	$252.3	$106.7
Mortgage servicing rights, net	$392.2	$418.4
Warehouse lines of credit	$1,912.3	$1,303.2
Notes payable	$208.0	$218.0
Stockholder’s equity	$688.9	$406.0

Webcast and Conference call

The Company will host a webcast and conference call on Wednesday, December 2, 2020 at 5:00 pm ET to discuss the Company’s results for the third quarter ending September 30, 2020.

The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register. The conference call can also be accessed by the following dial-in information:

•	1-877-407-0789(Domestic)
•	1-201-689-8562(International)

Replay

A replay of the call will also be available on the Company's website approximately two hours after the live call through December 16, 2020. To access the replay, dial 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 13713638. The replay will also be available on the investors section of the Company's website at https://ir.guildmortgage.com/.

About Guild Holdings Company

Guild is a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of home ownership in neighborhoods and communities across the United States. Guild was established in 1960 and has expanded its retail origination footprint to 31 states within the United States.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Ryan Hall Nuffer, Smith, Tucker rch@nstpr.com Cell: 949-280-4704 619-296-0605

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements include, but are not limited to, the following: any changes in macro-economic conditions and in U.S. residential real estate market conditions, including changes in prevailing interest rates or monetary policies and the effects of the ongoing COVID-19 pandemic; any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate; any changes in certain U.S. government-sponsored entities and government agencies, including Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”), Government National Mortgage Association (“GNMA”), the Federal Housing Administration (“FHA”), the United States Department of Agriculture Rural Development (“USDA”) and the United States Department of Veteran’s Affairs (“VA”), or their current roles; the effects of any termination of our servicing rights; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any failure to maintain and improve the technological infrastructure that supports our origination and servicing platform; any failure to maintain or grow our historical referral relationships with our referral partners; any failure to continue the historical levels of growth in our market share in the mortgage origination and servicing industry; any decline in our ability to recapture loans from borrowers who refinance; our inability to attract, integrate and retain qualified personnel; our failure to identify, develop and integrate acquisitions of other companies or technologies, or any diversion of our management’s attention due to the foregoing; inaccuracies in the estimates of the fair value of the substantial portion of our assets that are measured on that basis (including our mortgage servicing rights, or “MSRs”); the failure of the internal models that we use to manage risk and make business decisions to produce reliable or accurate results; the costs of potential litigation and claims; the degree of business and financial risk associated with certain of our loans; any cybersecurity breaches or other attacks involving our computer systems or those of our third-party service providers; any changes in applicable technology and consumer outreach techniques; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any failure to protect our brand and reputation; the risks associated with adverse weather conditions and man-made or natural events; our exposure to additional income tax liabilities and changes in tax laws, or disagreements with the Internal Revenue Service (“IRS”) regarding our tax positions; any failure to adequately protect our intellectual property and the costs of any potential intellectual property disputes; any non-compliance with the complex laws and regulations governing our industry and the related costs associated with maintaining and monitoring compliance; any changes in the laws and regulations governing our industry that would require us to change our business practices, raise compliance costs or other costs of doing business; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC (“MCMI”); the significant influence on our business that members of our board and management team are able to exercise as stockholders; our dependence, as a holding company, upon distributions from Guild Mortgage Co. to meet our obligations; the risks related to our becoming a public company; the risks related to our status as an “emerging growth company” and a “controlled company”; the risks related to our Class A common stock and our dual class common stock structure; and the other risks, uncertainties and factors set forth in our prospectus (filed as part of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (Registration No. 333-249225), as amended), including those set forth under “Risk Factors.”

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Condensed Consolidated Statements of Income/(Loss)

($ in thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
REVENUE
Loan origination fees and gain on sale of loans, net	$565,009	$270,093	$1,298,302	$597,596
Loan servicing and other fees	40,159	36,540	116,469	104,977
Valuation adjustment of mortgage servicing rights	(41,006)	(90,968)	(245,816)	(251,190)
Interest income	14,905	18,846	41,854	44,173
Interest expense	(15,488)	(16,738)	(42,929)	(39,871)
Other (expense) income	(35)	5	(39)	1,186
Net revenue	563,544	217,778	1,167,841	456,871
Salaries, incentive compensation and benefits	273,560	176,716	650,458	418,032
General and administrative	27,271	18,497	75,463	47,121
Occupancy, equipment and communication	14,317	13,421	41,272	40,363
Depreciation and amortization	1,540	1,812	4,686	5,636
Provision for foreclosure losses	547	1,497	2,407	2,271
Total expenses	317,235	211,943	774,286	513,423
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	246,309	5,835	393,555	(56,552)
INCOME TAX EXPENSE (BENEFIT)	64,223	(2,661)	100,688	(18,050)
NET INCOME (LOSS)	$182,086	$8,496	$292,867	$(38,502)

Condensed Consolidated Balance Sheets

($ in thousands, except share amounts)

	September 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Cash and cash equivalents	$247,293	$101,735
Restricted cash	5,010	5,000
Mortgage loans held for sale	2,239,150	1,504,842
Ginnie Mae loans subject to repurchase right	1,175,589	404,344
Accounts and interest receivable	29,907	34,611
Derivative asset	186,016	19,922
Mortgage servicing rights, net	392,191	418,402
Goodwill	62,834	62,834
Other assets	59,153	55,723
TOTAL ASSETS	$4,397,143	$2,607,413
LIABILITIES AND STOCKHOLDERS' EQUITY
Warehouse lines of credit	$1,912,261	$1,303,187
Notes payable	208,000	218,000
Ginnie Mae loans subject to repurchase right	1,176,768	412,490
Accounts payable and accrued expenses	72,226	35,338
Accrued compensation and benefits	85,761	45,297
Investor reserves	19,241	16,521
Income tax payable	13,907	—
Due to parent company	427	12,427
Contingent liabilities due to acquisitions	22,090	8,073
Derivative liability	10,790	4,863
Note due to related party	5,136	6,606
Deferred compensation plan	75,329	52,302
Deferred tax liability	106,309	86,278
Total liabilities	3,708,245	2,201,382
Commitments and contingencies (Note 11)
STOCKHOLDERS' EQUITY
Common stock, $100 par value; 2,000 shares authorized; 928 issued and outstanding at September 30, 2020 and December 31, 2019	93	93
Additional paid-in capital	21,992	21,992
Retained earnings	666,813	383,946
Total stockholders' equity	688,898	406,031
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,397,143	$2,607,413

Key Performance Indicators

Management reviews several key performance indicators to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators is listed below. Please refer to the “—Components of Results of Operations” for additional metrics that management reviews in conjunction with the consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ and units in thousands)	2020	2019	2020	2019
Origination Data
$ Total in-house origination(1)	$10,046,461	$7,126,420	24,605,336	$15,669,257
# Total in-house origination	36	25	88	58
$ Retail in-house origination	9,790,466	6,884,200	23,977,194	15,149,274
# Retail in-house origination	35	25	85	56
$ Retail brokered origination(2)	13,865	34,934	56,288	104,897
Total origination	10,060,326	7,161,354	24,661,624	15,774,154
Gain-on-sale margin (bps)(3)	562	379	528	381
Pull-through adjusted lock volume(3)	11,549,458	7,493,415	29,762,766	17,598,809
Refinance recapture rate(4)	64%	72%	66%	65%
Purchase origination %	50%	57%	47%	69%
Servicing Data
UPB (period end)(5)	$56,428,908	$48,911,308	$56,428,908	$48,911,308

(1)	Includes retail and correspondent loans and excludes brokered loans.
(2)

Brokered loans are defined as loans we originate in the retail channel that are processed by us, but underwritten and closed by another lender. These loans are typically for products we choose not to offer in house.

(3)

Represents the components of loan origination fees and gain on sale of loans, net divided by total in-house origination to derive basis points. Our gain-on-sale margin based on pull-through adjusted lock volume was 489 basis points and 360 basis points for the three months ended September 30, 2020 and September 30, 2019, respectively, and 436 basis points and 340 basis points for the nine months ended September 30, 2020 and September 30, 2019, respectively.  Gain-on-sale margin based on pull-through adjusted lock volume represents the components of loan origination fees and gain on sales of loans, divided by pull-through adjusted lock volume. Pull-through adjusted lock volume is equal to total locked volume multiplied by pull-through rates of 88.14% and 89.65% as of September 30, 2020 and September 30, 2019, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.

(4)

Recapture rate is calculated as the total UPB of our clients that originated a new mortgage with us to refinance an existing mortgage in a given period, divided by the total UPB of our clients that paid off their existing mortgage and originated a new mortgage in the same period.

(5)	Excludes subserviced portfolio of $1.0 billion and $1.4 billion as of September 30, 2020 and September 30, 2019, respectively.

GAAP to non-GAAP Reconciliations

Reconciliation of Net Income (Loss) to Adjusted Net Income

($ in millions)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income (loss)	$182.1	$8.5	$292.9	$(38.5)
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	9.5	63.1	160.5	193.8
Change in fair value of contingent liabilities due to acquisitions	7.9	4.2	27.9	7.3
Tax impact of adjustments(1)	(4.4)	(17.2)	(48.1)	(51.3)
Adjusted Net Income	$195.0	$58.6	$433.3	$111.3

(1)	Tax rate used 25.5%

Reconciliation of Net Income (Loss) to Adjusted EBITDA

($ in millions)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income (loss)	$182.1	$8.5	$292.9	$(38.5)
Add adjustments:
Interest expense on non-funding debt	2.1	2.2	6.4	6.8
Income tax expense (benefit)	64.2	(2.7)	100.7	(18.1)
Depreciation and amortization	1.5	1.8	4.7	5.6
Change in fair value of MSRs due to model inputs and assumptions	9.5	63.1	160.5	193.8
Change in fair value of contingent liabilities due to acquisitions	7.9	4.2	27.9	7.3
Adjusted EBITDA	$267.3	$77.1	$593.0	$157.0

Reconciliation of Return of Equity to Adjusted Return on Equity ($ in millions)

Adjusted Return on Equity Calculation	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Numerator: Adjusted Net Income	$195.0	$58.6	$433.3	$111.3
Denominator: Average stockholder's equity	597.9	377.7	547.5	411.4
Adjusted Return on Equity	130.5%	62.1%	105.5%	36.1%
Return on Equity	121.8%	9.0%	71.3%	(12.5%)

Non-GAAP Financial Measures

We disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. Our use of each of the following non-GAAP financial measures may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures, or reconcile them to the comparable GAAP financial measures, in the same way

Adjusted Net Income. We define Adjusted Net Income as earnings before the change in the fair value measurements related to our MSRs and contingent liabilities related to completed acquisitions due to changes in valuation assumptions. The fair value of our MSRs is estimated based on a projection of expected future cash flows and the fair value of our contingent liabilities related to completed acquisitions is estimated based on a projection of expected future earn-out payments. Adjusted Net Income is also adjusted by applying an implied tax effect to these adjustments. The Company excludes the change in the fair value of its MSRs due to changes in model inputs and assumptions from Adjusted Net Income and Adjusted EBITDA because the Company believes this non-cash, non-realized adjustment to net revenue is not indicative of the Company’s operating performance or results of operation but rather reflects changes in model inputs and assumptions (e.g., discount rates and prepayment speed assumptions) that impact the carrying value of the Company’s MSRs from period to period.

Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), taxes, depreciation and amortization exclusive of any change in the fair value measurements of the MSRs due to valuation assumptions and contingent liabilities from business acquisitions. The Company excludes the change in the fair value of its MSRs due to changes in model inputs and assumptions from Adjusted Net Income and Adjusted EBITDA because the Company believes this non-cash, non-realized adjustment to net revenue is not indicative of the Company’s operating performance or results of operation but rather reflects changes in model inputs and assumptions (e.g., discount rates and prepayment speed assumptions) that impact the carrying value of the Company’s MSRs from period to period.

Adjusted Return on Equity. We define Adjusted Return on Equity as Adjusted Net Income as a percentage of average beginning and ending stockholder’s equity during the period. For periods of less than one year, Adjusted Return on Equity is shown on an annualized basis.

We use these non-GAAP financial measures to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value adjustments that are not indicative of management’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

Our non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Net Income and Adjusted EBITDA, and return on equity, which is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Return on Equity. These limitations include that these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and may be reflected in the Company’s financial results for the foreseeable future. In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.